UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 13, 2008

CLEAN ENERGY FUELS CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33480 (Commission File Number)	33-0968580 (IRS Employer Identification No.)

3020 Old Ranch Parkway, Suite 200 Seal Beach, California		90740
(Address of Principal Executive Offices)		Zip Code

(562) 493-2804

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.                                          Termination of a Material Definitive Agreement.

On September 5, 2008, we entered into a Share Purchase Agreement with American Honda Motor Co., Inc. (“Honda”), John G. Armstrong (as sole trustee of The FuelMaker Trust) and FuelMaker Corporation, pursuant to which we agreed to purchase FuelMaker Corporation for U.S. $17 million in cash.  Under the terms of the purchase agreement, either we or Honda had the right to terminate the purchase agreement, without any obligation or liability thereunder, if the closing did not occur on or before October 3, 2008.  See the Form 8-K we filed on September 8, 2008 for more information regarding the material terms of the purchase agreement, which disclosure is incorporated herein by reference.

The closing did not occur by October 3, 2008 primarily due to the fact that the sellers (Honda and Fuelmaker) were unable to deliver audited financial statements by October 3rd for FuelMaker Corporation’s parent company, a subsidiary of Honda, which financial statements were required to be prepared in accordance with Canadian generally accepted accounting principles and reconciled to U.S. generally accepted accounting principles.  We continued negotiations with Honda after October 3, 2008 to extend the Share Purchase Agreement on revised terms.

On October 13, 2008, Honda delivered to us a notice that it intended to terminate the purchase agreement; and, after subsequent discussions, on October 15, 2008, we and Honda mutually agreed to terminate the purchase agreement in accordance with its terms.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 15, 2008		Clean Energy Fuels Corp.

	By:	/s/ Richard R. Wheeler
Name: Richard R. Wheeler
Title: Chief Financial Officer